Exhibit (a)(1)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER LETTER

TO ALL HOLDERS OF UP TO 8,000,000 ESSEX RENTAL CORP. WARRANTS

TO PURCHASE COMMON STOCK OF ESSEX RENTAL CORP.

MAY 10, 2010

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS YOU TENDER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 8, 2010, UNLESS THE OFFER PERIOD IS EXTENDED (AS EXTENDED, THE “EXPIRATION DATE”).  THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL RECORD HOLDERS OF WARRANTS SUBJECT TO THE CONDITIONS SET FORTH HEREIN. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION.

Essex Rental Corp. (the “Company”) is making an offer, upon the terms and conditions in this Offer Letter and related Letter of Transmittal (which together constitute the “Offer”), for a period of twenty (20) business days, or until June 8, 2010 or such later date to which the Company may extend the Offer (the “Offer Period”).  The Offer is being made to the holders of up to 8,000,000 of the Company’s (i) publicly traded warrants (the “Public Warrants”) to purchase the Company’s common stock, par value $.0001 per share (the “Common Stock”), which were issued by the Company in its initial public offering and (ii) warrants to purchase shares of Common Stock sold in a private placement (the “Private Warrants” and together with the Public Warrants, the “Warrants”) that closed simultaneously with the Company’s initial public offering to Laurence S. Levy, the Company’s Chairman, Edward Levy, a member of the Company’s Board of Directors, and Isaac Kier (together with Laurence S. Levy and Edward Levy, the “Initial Stockholders”).  The Offer was approved by the Company’s Board of Directors on  May 3, 2010.

There are currently Warrants outstanding to purchase 11,751,552 shares of Common Stock for $5.00 per share, consisting of 10,251,552 Public Warrants and 1,500,000 Private Warrants.  The Company’s Common Stock and Public Warrants are traded on the NASDAQ Capital Market under the symbols ESSX and ESSXW, respectively.  On May 5, 2010, the last reported sale prices of such securities were $7.00 and $1.95, respectively. The Company also has a current trading market for its units (“Units”). One Unit consists of one share of Common Stock and one Warrant. The Units trade on the NASDAQ Capital Market under the symbol ESSXU, and as of  May 5, 2010, the last reported sale price of a Unit (which sale occurred on February 11, 2010) was $5.96.

This Offer is to temporarily modify the terms of the Warrants during the Offer Period to permit Warrant holders to tender their Warrants for exercise on a cashless basis; provided that the Company will accept a maximum of 8,000,000 Warrants in the Offer.  Unless the Offer is oversubscribed, for each seven Warrants tendered, the holder will receive two shares of Common Stock, without paying a cash exercise price.  A holder may tender as few or as many Warrants as the holder elects, provided that Warrants are tendered in multiples of seven.  The Company will not issue fractional shares of the Common Stock in this Offer and will not accept Warrants in multiples of other than seven.  If the Offer is oversubscribed, the acceptance of Warrants tendered in this Offer and the number of shares of Common Stock that tendering holders will receive will be subject to the proration provisions described in this Offer Letter.  Holders may also exercise their Warrants for cash during the Offer Period in accordance with the original terms of the Warrant.

You may tender some or all of your Warrants on these terms.  However, we will not accept more than an aggregate of 8,000,000 Warrants in this Offer, and because of the proration provisions described in this Offer Letter, the Company will not issue Common Stock to all Warrant holders who tender their Warrants if more than 8,000,000 Warrants are properly tendered.     See “The Offer – 1. General Terms – D. Oversubscription; Proration”

If you elect to tender Warrants in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal.  If you desire to exercise your Warrants for cash in accordance with their original terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their original terms, by following the instructions herein.

WARRANTS WHICH ARE NOT TENDERED OR ARE NOT ACCEPTED BY THE COMPANY BECAUSE THE OFFER IS OVERSUBSCRIBED WILL RETAIN THEIR CURRENT TERMS, INCLUDING THE CURRENT $5.00 EXERCISE PRICE AND EXPIRATION DATE OF MARCH 4, 2011.

Investing in the Company’s securities involves a high degree of risk.  See “Risk Factors” in Section 12 of this letter for a discussion of information that you should consider before tendering Warrants in this Offer.

The Offer to modify the terms on which the Warrants may be exercised will commence on May 10, 2010 (the date the materials relating to the Offer are first sent to the holders) and end on June 8, 2010 at 5:00 p.m., New York City time. At the expiration of the Offer, the original terms of the Warrants, including, but not limited to, the $5.00 per share cash exercise price and the number of shares of Common Stock (one share) into which a Warrant may be exercised, shall continue to apply until the Warrants expire by their terms on March 4, 2011.

All of the currently outstanding Warrants are the subject of this Offer, including those Warrants that are a part of the outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer.  For specific instructions regarding separation of Units, please see the letter to be used by brokers, dealers, commercial banks, trust companies and other nominees to their clients.

The shares of Common Stock to be issued pursuant to the Offer are being offered and issued pursuant to the exemption from registration under the Securities Act of 1933 (the “Securities Act”) provided by Section 3(a)(9) of the Securities Act.  Shares of Common Stock issued in the Offer in exchange for the Warrants that are “restricted securities” within the meaning of the Securities Act will themselves be restricted securities.  Shares of Common Stock issued in the Offer in exchange for Warrants that are not restricted securities, including all of the Public Warrants not held by affiliates, will be freely tradable.

A detailed discussion of the Offer is contained in this Offer Letter. Warrant holders are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THIS OFFER IN ACCORDANCE WITH THE RECOMMENDATION OF A COMMITTEE COMPRISED OF INDEPENDENT MEMBERS OF THE BOARD (NONE OF WHOM OWNS ANY WARRANTS) WHICH ESTABLISHED THE MATERIAL TERMS OF THIS OFFER, INCLUDING THE EXCHANGE RATE OF SEVEN WARRANTS FOR TWO SHARES OF COMMON STOCK.   THE INDEPENDENT COMMITTEE ESTABLISHED THE EXCHANGE RATE WITH THE ASSISTANCE OF AN INDEPENDENT FINANCIAL ADVISOR.  NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF HIS, HER OR ITS WARRANTS.

IMPORTANT PROCEDURES

If you want to tender all or part of your Warrants, you must do one of the following before the Offer expires:

•
if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

•
if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for this Offer; or

•
if you are an institution participating in The Depository Trust Company, called the ‘‘book-entry transfer facility’’ in this document, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the depositary before the expiration of the Offer then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE COMPANY’S OFFER.

WARRANTS MUST BE TENDERED IN MULTIPLES OF SEVEN.  NO FRACTIONAL SHARES WILL BE ISSUED IN THE OFFER AND THE COMPANY WILL NOT ACCEPT WARRANTS IN MULTIPLES OF OTHER THAN SEVEN.  THE COMPANY WILL ONLY ACCEPT A MAXIMUM OF 8,000,000 WARRANTS IN THE OFFER.

If you have any question or need assistance, you should contact Morrow & Co., LLC (“Morrow”), the Information Agent for the Offer.  You may request additional copies of this document, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent.  Morrow may be reached at:

Morrow & Co., LLC
470 West Avenue, Stamford, CT 06902
Warrant holders, please call Toll Free: (800) 607-0088
Banks and brokerage firms, please call: (800) 662-5200

TABLE OF CONTENTS

i

Unless otherwise stated in this Offer Letter, references to “registrant,” “we,” “us,” “Essex” or the ‘‘Company’’ refer to Essex Rental Corp.  Unless the context otherwise requires, references to Essex’s business or the business of Essex mean the  business of Essex together with its consolidated subsidiaries, Essex Crane Rental Corp. (“Essex Crane”), Essex Holdings LLC (“Holdings”) and Essex Finance Corp.  An investment in our shares of common stock involves risks. Therefore carefully consider the information provided under the heading ‘‘Risk Factors’’ beginning on page 23.

SUMMARY

The Company	Essex Rental Corp., a Delaware corporation, with principal executive offices at 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089, telephone (847) 215-6500.

The Warrants
As of May 5, 2010, the Company had 11,751,552 Warrants outstanding that were issued by the Company in its initial public offering and in a private placement that closed simultaneously with such initial public offering.   Each Warrant is exercisable for one share of Common Stock at a cash exercise price of $5.00.  By their terms, the Warrants will expire on March 4, 2011, unless sooner redeemed by the Company, as permitted under the Warrants.

Market Price of the Common Stock and Warrants
The Common Stock and Warrants are listed on the NASDAQ Capital Market under the symbols ESSX and ESSXW, respectively. On May 5, 2010, the last reported sale prices of such securities were $7.00 and $1.95, respectively. The Units also trade on the NASDAQ Capital Market under the symbol ESSXU, and the last reported sales price of the Units (which sale occurred on February 11, 2010) as of May 5, 2010 was $5.96.

The Offer
This Offer is being made to all Warrant holders; provided that the Company will not accept tenders for more than 8,000,000 Warrants in this Offer.  The purpose of the Offer is to reduce the number of shares of Common Stock which would become outstanding upon the exercise of warrants for cash, as well as to provide holders with the option of exercising their Warrants on a cashless basis.

Cashless Net Exercise
Until the Expiration Date of the Offer, holders can exercise Warrants in a cashless manner by tendering Warrants in exchange for Common Stock.  Assuming no more than 8,000,000 Warrants are tendered in the Offer, for each seven Warrants tendered, the holder will receive two shares of Common Stock, without paying a cash exercise price.  A holder may tender as few or as many Warrants as the holder elects, provided that Warrants are tendered in multiples of seven.  The Company will not issue fractional shares of Common Stock in this Offer and will not accept Warrants in multiples of other than seven.  Holders may also exercise their Warrants for cash during the Offer Period in accordance with the original terms of the Warrant.

Oversubscription and Proration
The Company will not accept all of the Warrants tendered if the Offer is oversubscribed.  If more than 8,000,000 Warrants are tendered in this Offer, the Company will accept Warrants on a pro rata basis.  If proration of tendered Warrants is required, after giving effect to such proration, the Company will round down to the nearest multiple of seven the number of Warrants being accepted from each tendering holder.  Promptly after the Expiration Date, the Depositary will return to tendering holders all Warrants that the Company does not accept for exercise at the Company’s expense.

Expiration Date of Offer
5:00 p.m., New York City time, on June 8, 2010, or such later date to which the Offer may be extended by the Company.  All Warrants and related paperwork, as well as payment for Warrants exercised for cash, must be received by the Information Agent by this time, as instructed herein.

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date of the Offer, as described in greater detail in Section 3 hereof.

Participation by Officers and Directors
Each officer and director of the Company who owns Warrants has agreed to exercise a number of Warrants owned by such officer or director such that, after giving effect to any proration of Warrants tendered, the number of Warrants exercised by such officer or director is in proportion to the total number of Warrants exercised under this Offer by all other Warrant holders.     The Company will not accept Warrants validly tendered by an officer or director to the extent that the Warrants so tendered represent a percentage of all Warrants beneficially owned by such officer and director in excess of the percentage of Warrants validly tendered and accepted by all other holders.

Conditions of the Offer	The conditions to the Offer are:

(A)
there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer;

(B)
there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company’s reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the Warrants; and

(C)
the weighted average trading price of the Common Stock for the period beginning on May 5, 2010 and ending on June 4, 2010 (weighted based on the volume of each trade during such period) is not below $6.40.

We may, at the Board’s discretion, terminate the Offer if any of the conditions to the Offer are not satisfied prior to the Expiration Date.

Fractional Shares
No fractional shares will be issued in the Offer.  The cashless exercise feature requires that Warrants be tendered in multiples of seven, and the Company will not accept Warrants in multiples of other than seven.  If proration of tendered Warrants is required, after giving effect to such proration, the Company will round down to the nearest multiple of seven the number of Warrants being accepted from each tendering holder.

How to Tender Warrants
To tender your Warrants, you must complete the actions described herein under ‘‘Important Procedures’’ before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. Warrant holders, please call Toll Free: (800) 607-0088.  Banks and brokerage firms, please call: (800) 662-5200.

Further Information
Please direct questions or requests for assistance, or for additional copies of this Offer, Letter of Transmittal or other materials, in writing, to the Information Agent — Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902. Warrant holders, please call Toll Free: (800) 607-0088.  Banks and brokerage firms, please call: (800) 662-5200.

THE OFFER

Risks of Participating In the Offer

Participation in this Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below.  Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in this Offer. In addition, the Company strongly encourages you to read this Offer in its entirety and review the documents referred to in Sections 9 and 13.

1.	GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer for a period of twenty (20) business days, ending June 8, 2010 at 5:00 p.m., New York City time, to the holders of the Company’s Warrants, to tender up to 8,000,000 Warrants for exercise on a cashless basis.  Unless the Offer is oversubscribed, for each seven Warrants tendered, the holder will receive two shares of Common Stock, without paying a cash exercise price.  A holder may tender as few or as many Warrants as the holder elects, provided that Warrants are tendered in multiples of seven.  The Company will not issue fractional shares of the Common Stock in this Offer and will not accept Warrants in multiples of other than seven.  If the Offer is oversubscribed, the acceptance of Warrants tendered in this Offer and the number of shares of Common Stock that tendering holders will receive will be subject to the proration provisions described in this Offer Letter.  Holders may also exercise their Warrants for cash during the Offer Period in accordance with the original terms of the Warrant.

You may tender some or all of your Warrants on these terms.  However, we will not accept more than an aggregate of 8,000,000 Warrants in this Offer, and because of the proration provisions described in this Offer Letter, the Company will not accept all of the Warrants validly tendered in the Offer if more than 8,000,000 Warrants are validly tendered.     See “The Offer – 1.  General Terms – D. Oversubscription; Proration”

If you elect to tender Warrants in response to this Offer, please follow the instructions in this document and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their original terms, by following the instructions herein.

No fractional shares will be issued in the Offer.  The cashless exercise feature requires that seven Warrants be tendered for two shares of Common Stock, and the Company will not accept Warrants in multiples of other than seven.  The Company will only accept a maximum of 8,000,000 Warrants in the Offer.

The shares of Common Stock to be issued to holders of the Warrants pursuant to the Offer are being offered and issued pursuant to the exemption from registration under the Securities Act provided by Section 3(a)(9) of the Securities Act.  Shares of Common Stock issued in the Offer in exchange for Warrants that are “restricted securities” within the meaning of the Securities Act will themselves be restricted securities.  Shares of Common Stock issued in the Offer in exchange for Warrants that are not restricted securities, including all of the Public Warrants not held by affiliates, will be freely tradable.

A.	Period of Offer

The Offer will only be open for a period beginning on May 10, 2010 and ending on the Expiration Date.  The Company reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open.  There can be no assurance, however, that the Company will exercise such right.

B.	Partial Exercise Permitted

If you choose to participate in the Offer, you may exercise less than all of your Warrants pursuant to the terms of the Offer, provided that Warrants are tendered in multiples of seven.  The Company will not issue fractional shares of the Common Stock in this Offer and will not accept Warrants in multiples of other than seven.  Holders may also exercise their Warrants for cash during the Offer Period in accordance with the original terms of the Warrant.

DURING THE OFFER PERIOD, WARRANTS SHALL CONTINUE TO BE EXERCISABLE FOR CASH IN ACCORDANCE WITH THE ORIGINAL TERMS OF SUCH WARRANTS.  UNEXERCISED WARRANTS SHALL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON MARCH 4, 2011, UNLESS SOONER REDEEMED AS PERMITTED BY THEIR TERMS.

C.	Exercise by Cashless Net Exercise

Exercising the Warrants by cashless net exercise will require surrendering seven Warrants to acquire two shares of Common Stock, provided that Warrants are tendered in multiples of seven.  The Company will not issue fractional shares of Common Stock in this Offer and will not accept Warrants in multiples of other than seven.  Holders may also exercise their Warrants for cash during the Offer Period in accordance with the original terms of the Warrant.

D.	Oversubscription; Proration

The Company will accept a maximum of 8,000,000 Warrants tendered in this Offer upon the terms and conditions described in this Offer Letter.  If the Offer is oversubscribed because more than 8,000,000 Warrants are properly tendered and not properly withdrawn prior to the Expiration Date, the Company will accept Warrants on a pro rata basis; provided that, after giving effect to such proration, the Company will round down to the nearest multiple of seven the number of Warrants being accepted from each tendering Warrant holder.

If proration of tendered Warrants is required, we will determine the proration factor promptly following the Expiration Date. Proration for each holder tendering Warrants will be based on the ratio of the number of Warrants properly tendered and not properly withdrawn by the holder to the total number of Warrants properly tendered and not properly withdrawn by all Warrant holders. If proration of tendered Warrants is required, after giving effect to such proration, the Company will round down to the nearest multiple of seven the number of Warrants being accepted from each tendering holder. Because of the difficulty in determining the number of Warrants properly tendered and not properly withdrawn we expect that we will not be able to announce the final proration factor or commence issuing Common Stock in exchange for Warrants accepted pursuant to the Offer until up to five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, Warrant holders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As a result of the foregoing proration applicable to the acceptance of Warrants tendered in this Offer, it is possible that the Company may not accept all of the Warrants that a holder tenders.  Promptly after the Expiration Date, the Depositary will return to tendering holders all tendered Warrants that the Company does not accept for exercise at the Company’s expense.

E.	Board Approval of Tender Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THIS OFFER IN ACCORDANCE WITH THE RECOMMENDATION OF A COMMITTEE COMPRISED OF INDEPENDENT MEMBERS OF THE BOARD (NONE OF WHOM OWNS ANY WARRANTS) WHICH ESTABLISHED THE MATERIAL TERMS OF THIS OFFER, INCLUDING THE EXCHANGE RATE OF SEVEN WARRANTS FOR TWO SHARES OF COMMON STOCK.   THE INDEPENDENT COMMITTEE ESTABLISHED THE EXCHANGE RATE WITH THE ASSISTANCE OF AN INDEPENDENT FINANCIAL ADVISOR.  NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF HIS, HER OR ITS WARRANTS.

2.	PROCEDURE FOR EXERCISING AND TENDERING WARRANTS

A.           Proper Exercise and Tender of Warrants

To exercise and tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the exercising Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants exercised; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are exercised by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or stock powers guaranteed.

An exercise of Warrants pursuant to the procedures described below in this Section will constitute a binding agreement between the exercising holder of Warrants and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY.  The depositary will establish an account for the shares at The Depository Trust Company (“DTC”) for purposes of the Offer within two business days after the date of this document. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent’s message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

WARRANTS HELD THROUGH CUSTODIANS.  If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to exercise your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to exercise and deliver warrants on your behalf.

Unless the Warrants being exercised are delivered to the depositary by 5:00 P.M., New York City time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted agent’s message, the Company may, at its option, treat such exercise as invalid.  Issuance of Common Stock will be made only against the valid exercise of the Warrants.

SEPARATION OF UNITS.  If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant. For information on how to separate a Unit, please see the Company’s Warrant Agreement, which is available from the warrant agent, Continental Stock Transfer & Trust  Company, upon written request and without cost.

GUARANTEED DELIVERY.  If you want to exercise your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the depositary prior to the Expiration Date, you can still exercise your Warrants if all the following conditions are met:

(A)	the tender is made by or through an Eligible Institution;

(B)
the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this document (with signatures guaranteed by an Eligible Institution); and

(C)	the depositary receives, within three NASDAQ Capital Market trading days after the date of its receipt of the notice of guaranteed delivery:

(1)	the certificates for all tendered shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above, and

(2)
a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the letter of transmittal.

In any event, the issuance of shares of Common Stock for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

B.            Conditions of the Offer

The conditions to the Offer are:

(i)
there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer;

(ii)
there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company’s reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the Warrants; and

(iii)
the weighted average trading price of the Common Stock for the period beginning on May 5, 2010 and ending on June 4, 2010 (weighted based on the volume of each trade during such period) is not below $6.40.

We may, at the Board’s discretion, terminate the Offer if any of the conditions to the Offer are not satisfied prior to the Expiration Date.

C.           Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of the Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The exercise of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

D.           Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the United States must be guaranteed by an Eligible Institution.  Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (b) such Warrants are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open or is delayed in accepting for exercise any Warrants pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Company may retain all Warrants tendered, and tenders of such Warrants may not be withdrawn except as otherwise provided in this Section 3.  Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the depositary at its address identified in this Offer. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the depositary, a signed notice of withdrawal must be submitted prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (1) withdrawing its acceptance through the WARR PTS function, or (2) delivering to the depositary by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the depositary specifying the name of the Warrant holder who exercised the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Guarantor Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

4.	ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES OR RETURN OF WARRANTS

Upon the terms and subject to the conditions of the Offer, the Company will accept for exercise up to 8,000,000 Warrants validly tendered as of the Expiration Date. In all cases, Warrants will only be accepted for exercise pursuant to the Offer after timely receipt by the depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof and the surrender of Warrants being tendered.

Subject to the proration provisions described in this Offer Letter, for purposes of the Offer, the Company will be deemed to have accepted for exercise Warrants that are validly tendered and for which tenders are not properly withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance.

The Common Stock to be issued will be delivered promptly following the Expiration Date, subject to possible delays if the Offer is oversubscribed.  In the event the Offer is oversubscribed, the Company will determine the proration factor and issue Common Stock in exchange for those tendered Warrants that have been accepted promptly after the Expiration Date. However, we expect that we will not be able to announce the final results of any proration or commence issuance of Common Stock for Warrants accepted pursuant to the Offer until up to five business days after the Expiration Date.

The Depositary will return certificates for Warrants that are not accepted promptly after the expiration or termination of the Offer or the proper withdrawal of the Warrants, as applicable, or, in the case of Warrants tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the Warrants to the appropriate account maintained by the tendering Warrant holder at the book-entry transfer facility, in each case without expense to the Warrant holder.

5.	BACKGROUND AND PURPOSE OF THE OFFER

A.           Information Concerning Essex Rental Corp.

The Company was incorporated in Delaware on August 21, 2006 as a blank check company whose objective was to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business.  Its principal executive offices are located at 1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois 60089.

On October 31, 2008, the Company acquired Essex Crane Rental Corp. through the acquisition of substantially all of the ownership of Essex Crane’s parent company, Essex Holdings LLC.

Essex Crane is a leading provider of lattice-boom crawler crane and attachment rental services and possesses one of the largest fleets of such equipment in the United States.  The Company conducts substantially all of its operations through Essex Crane.  In 2009, the Company formed a new subsidiary, Essex Finance Corp., to facilitate the acquisition of rental equipment.

Over approximately 49 years of operation, since its founding in 1960, Essex Crane has steadily grown from a small, family-owned crane rental company to a private equity owned professionally managed company that today is a public company and one of the leading players in the industry offering lattice boom crawler rental services to a variety of customers, industries and regions mainly throughout the United States and Canada.

Essex Crane’s fleet size currently stands at more than 350 lattice-boom crawler cranes and various types of attachments which are made available to clients depending upon the lifting requirements of its customers such as weight, pick and carry aspects, reach and angle of reach.  The fleet’s combination of crawler cranes and attachments is diverse by lift capacity and capability, allowing Essex Crane to meet the crawler crane requirements of its engineering and construction firm customer base.  Through a network of four main service centers, three smaller service locations and several remote storage yards, complemented by a geographically dispersed, highly skilled staff of sales and maintenance service professionals, Essex Crane serves a variety of customers engaged in construction and maintenance projects related to power plants, refineries, bridge and road, alternative energy, water treatment and purification, hospitals, shipbuilding and other infrastructure and commercial construction.

The Company has not paid any dividends on Common Stock to date and does not intend to pay dividends in the near future. The payment of cash dividends in the future will be contingent upon the Company’s revenues, earnings, if any, capital requirements and general financial condition.  In addition, the Company is a holding company and conducts all of its operations through Essex Crane.  As a result, the Company relies on dividends and distributions to it from its subsidiaries, Essex Crane and Holdings.  Essex Crane’s existing credit facility limits Essex Crane’s and Holdings’ ability to declare and pay dividends or make distributions on account of their capital stock and membership interests, and any debt instruments that the Company or its subsidiaries may enter into in the future may limit our subsidiaries’ ability to pay dividends to us and our ability to pay dividends to our stockholders.  Payment of dividends is within the discretion of our board of directors.  It is the present intention of our board of directors to retain all earnings for liquidity management (through debt reduction), dilution management (through continued warrant and common stock repurchases), to invest in additional rental equipment and use in business operations.  Accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future on our common stock.

B.           Establishment of Offer Terms; Approval of the Offer

On February 22, 2010, the Company’s management and Board of Directors first considered an offer to permit the exercise of Warrants on a cashless basis, on terms to be determined by the Board of Directors, to address the potential dilution to holders of Common Stock that would result from Warrant exercises for cash in accordance with their terms.  The Board of Directors determined that the decision (i) whether or not to proceed with an offer to exercise Warrants on a cashless basis and (ii) to establish the terms of such an offer should be made by directors who would have an immaterial financial interest in such a transaction.  To that end, a committee of independent directors was established to evaluate and approve the terms of a warrant tender offer.  The independent committee was comprised of Daniel H. Blumenthal and John Nestor, neither of whom owns any Warrants.

At the direction of the independent committee, the Company retained Houlihan, Smith & Company, Inc. (“HSC”), to serve as an independent financial advisor to the independent committee.  The independent committee consulted with HSC on numerous occasions between February 24, 2010, the date of HSC’s engagement, and May 3, 2010, the date that HSC delivered its opinion to the Board that, as of such date, the Offer was fair, from a financial point of view, to both the Company’s Warrant holders and the Company’s stockholders, among other reasons, to ascertain HSC’s view as to appropriate methodologies for establishing the exchange ratio for the Offer.  Based on its discussions with HSC, the independent committee established the exchange ratio of seven warrant for one two shares of common stock.

In assessing the fairness of the exchange ratio determined by the independent directors, HSC developed a range of values for the Warrants based on three valuation methodologies: a market value approach; a fundamental value approach; and an intrinsic value approach, in each case utilizing the 30 day volume weighted average, 60 day volume weighted average price and April 30, 2010 market prices for the Warrants and common stock, as applicable.

HSC determined the high and low market value for the warrants of $2.10 and $1.75, respectively, by reviewing the historical trading during the applicable measurement periods.  HSC determined the high and low intrinsic value for the warrants of $2.10 and $1.41, respectively, by subtracting the $5.00 exercise price of the warrants from the high and low market value of the common stock during the applicable measurement period.  HSC determined the high and low fundamental value for the warrants of $2.31 and $1.84, respectively, utilizing a valuation method known as the “Monte Carlo Simulation Option Pricing.”  HSC believed that this valuation methodology, which takes into account expected volatility and multiple assumed valuation scenarios for the common stock over the term of the Warrants, was appropriate in order to accurately reflect the impact of the redemption provisions of the Warrants on a valuation of the Warrants.  This methodology resulted in numerous possible expected values for the Warrants which HSC then discounted to present value utilizing a discount rate equal to the one-year LIBOR (London Interbank Offered Rate) and averaged.

HSC then developed the following range of high and low implied exchange ratios for each valuation methodology by dividing the high and low common stock price during the measurement periods of $7.10 and $6.41, respectively, by the high and low values derived from each methodology:

Implied Exchange Ratios

	Low Stock Price ($6.41)[1]	High Stock Price ($7.10)[2]
Intrinsic	4.55	3.38
Fundamental	3.48	3.07
Market	3.67	3.38

1 The sixty day volume weighted average price as of April 30, 2010.
2 The closing price as of April 30, 2010.

HSC concluded that the Offer was fair, from a financial point of view, to the Company’s common stockholders based on the fact that the exchange ratio of 3.5 Warrants per share of common stock (i.e, the equivalent of the actual exchange ratio of seven Warrants per two shares of common stock which was established by the independent committee in order to avoid fractional warrants) was within the range of implied exchange ratios resulting from the three valuation methodologies utilized by HSC.  HSC based its opinion as to the fairness to holders of Warrants on its view that the Offer created a cashless exercise right to which holders of the Warrants were not otherwise entitled, without impairing the existing rights of Warrant holders and without obligating Warrant holders to participate in the Offer.

HSC did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support its opinion as to the fairness of the Offer to the Company’s Warrant holders and its stockholders. HSC did not place any specific reliance or weight on any individual analysis, but instead, concluded that its analyses taken as a whole, supports its conclusion and opinion. Accordingly, HSC believed that its analyses should be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by HSC in connection with the preparation of its opinion.

HSC was retained on a non-contingent basis.  Except for customary financial advisory services performed by HSC in the past for the Company and its affiliates, including the provision of a fairness opinion to the Company in connection with the acquisition of Essex Crane, no relationship or arrangement exists between HSC on the one hand, and the Company or any of its officers or directors on the other.

C.           Purpose of the Offer

The purpose of the Offer is to reduce the potential dilution to holders of Common Stock that would result from the exercise of Warrants for cash in accordance with their terms.  The securities acquired in the Offer will be retired.

D.           Interests of Directors and Officers; Certain Transactions Involving Warrants

The names of the Company’s executive officers and directors are set forth below.  The address and telephone number of each of the Company’s executive officers and directors is c/o Essex Rental Corp., 1110 Lake Cook Road, Buffalo Grove, Illinois 60089, telephone (847) 215-6500.

Name	Position with the Company
Ronald L. Schad	Chief Executive Officer, President and Director
Martin A. Kroll	Chief Financial Officer
Laurence S. Levy	Chairman of the Board
Edward Levy	Director
Daniel H. Blumenthal	Director
John Nestor	Director

Members of the Company’s board of directors and its executive officers collectively hold 1,434,763 warrants (or 12.21% of the total outstanding warrants as of May 5, 2010), of which, 65,963 were purchased in the open market and 1,368,800 of which were sold by the Company to Laurence S. Levy and Edward Levy in private transactions simultaneously with the Company’s initial public offering.  Specifically, Laurence S. Levy beneficially owns 957,333 warrants (or 8.15% of the total outstanding warrants as of May 5, 2010), Edward Levy beneficially owns 411,467 warrants (or 3.51% of the outstanding warrants as of May 5, 2010), Ronald Schad beneficially owns 60,963 warrants (or 0.52% of the outstanding warrants as of May 5, 2010) and Martin Kroll owns 5,000 warrants (or 0.05% of the outstanding warrants as of May 5, 2010).  Messrs. Blumenthal and Nestor do not beneficially own any Warrants.

On December 31, 2009, Laurence Levy and Edward Levy transferred 20,000 and 63,200, respectively.  Such transfers were made as bona fide gifts for no consideration.

Each officer and director of the Company who owns Warrants has agreed to exercise a number of Warrants owned by such officer or director such that, after giving effect to any proration of Warrants tendered, the number of Warrants exercised by such officer or director is in proportion to the total number of Warrants exercised under this Offer by all other Warrant holders.  The Company will not accept Warrants validly tendered by an officer or director to the extent that the Warrants so tendered represent a percentage of all Warrants beneficially owned by such officer and director in excess of the percentage of Warrants validly tendered and accepted by all other holders.

In October 2008, the Company’s board of directors approved a $12 million common stock and/or warrant buyback program, which has been in effect since November 1, 2008.  Since November 1, 2008, the Company has repurchased 2,261,624 Public Warrants in open market transactions pursuant to a 10b5-1 plan and in private transactions.  The Company has made the following Warrant purchase in a private transaction within the past 60 days:

Number of Warrants Purchased	Transaction Date	Price per Warrant
455,561	4/13/2010	$1.73

All of the Warrants repurchased pursuant to such program have been retired, and the Company does not beneficially own any Warrants.  The Company has suspended the repurchase program with respect to Warrants and will not engage in any Warrant repurchases pursuant to such program until at least ten days following the Expiration Date.

There are no present plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company (other than the acquisition of Common Stock as a result of the exercise of such person’s Warrants pursuant to the Offer); (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c)  a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries (other than sales of cranes and equipment in the ordinary course of business); (d) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of equity security of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act.  The exercise of the Warrants pursuant to the Offer would trigger the acquisition by such exercising holders of additional shares of the Common Stock of the Company.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THIS OFFER IN ACCORDANCE WITH THE RECOMMENDATION OF A COMMITTEE COMPRISED OF INDEPENDENT MEMBERS OF THE BOARD (NONE OF WHOM OWNS ANY WARRANTS) WHICH ESTABLISHED THE MATERIAL TERMS OF THIS OFFER, INCLUDING THE EXCHANGE RATE OF SEVEN WARRANTS FOR TWO SHARES OF COMMON STOCK.   THE INDEPENDENT COMMITTEE ESTABLISHED THE EXCHANGE RATE WITH THE ASSISTANCE OF AN INDEPENDENT FINANCIAL ADVISOR.  NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO EXERCISE WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO EXERCISE SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6.	PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS

The Common Stock and Warrants are listed on the NASDAQ Capital Market under the symbols ESSX and ESSXW, respectively. On May 5, 2010, the last reported sale prices of the Common Stock and Warrants were $7.00 and $1.95, respectively. The Company also has a current trading market for its Units. The Units also trade on the NASDAQ Capital Market under the symbol ESSXU and as of May 5, 2010 the closing sale price of the Units (which sale occurred on February 11, 2010) was $5.96.   Prior to January 13, 2010, the Company’s Common Stock, Warrants and Units were traded on the OTC Bulletin Board under the symbols ERNT, ERNTW and ERNTU, respectively

The Company recommends that holders obtain current market quotations for the Common Stock and Warrants, among other factors, before deciding whether or not to exercise their Warrants.

The following table shows, (i) for the seven fiscal quarters ended December 31, 2009, the high and low bid prices per share of the Common Stock, Warrants and Units as quoted on the OTC Bulletin Board and (ii) for the fiscal quarter ended March 31, 2010, the high and low sale prices of the Common Stock, Warrants and Units as quoted on the NASDAQ Capital Market. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
Quarter Ended
March 31, 2010	$8.00	$5.96	$7.25	$5.00	$1.85	$0.70
December 31, 2009	5.00	5.00	6.20	5.00	1.10	0.45
September 30, 2009	5.00	5.00	6.30	5.00	1.39	0.90
June 30, 2009	6.50	3.80	6.60	3.65	1.61	0.51
March 31, 2009	3.81	3.80	4.50	3.00	1.05	0.32
December 31, 2008	8.51	3.00	7.74	3.20	1.60	0.60
September 30, 2008	9.65	8.75	7.82	7.52	2.08	1.27
June 30, 2008	9.65	8.97	7.82	7.55	1.97	1.20

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exercise their existing Warrants, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below, and as set forth in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Warrants.

Retained Interests of Senior Management

In connection with the acquisition of Essex Crane, Holdings issued 632,911 Class A Membership Units to members of Essex Crane’s senior management (the “Retained Interests”).  The Retained Interests are exchangeable at any time for shares of Common Stock at the rate of $7.90 per share of Common Stock. The Retained Interests do not carry any voting rights and are entitled to distributions from Holdings only if the Company pays a dividend to its stockholders, in which case a distribution on account of the Retained Interests will be made on an “as exchanged” basis.

Registration Rights

The Initial Stockholders and the holders of the Private Warrants (or underlying securities) are entitled to registration rights with respect to their founding shares or Private Warrants (or underlying securities), as the case may be. Effective July 31, 2009, the holders of the majority of the founding shares are entitled to demand that the Company register such shares at any time.  In addition, the Initial Stockholders and holders of the Private Warrants (or underlying securities) have certain ‘‘piggy-back’’ registration rights on registration statements filed by the Company.

In connection with the closing of the acquisition of Essex Crane, the Company granted registration rights to Ronald Schad, Martin Kroll, William Erwin and William O’Rourke, members of Essex Crane’s senior management, with respect to the shares of Common Stock issuable upon exchange of their Retained Interests.  Prior to October 31, 2010, Ronald Schad, Martin Kroll, William Erwin and William O’Rourke will have piggyback registration rights with respect to the 632,911 shares of Common Stock issuable upon exchange of their Retained Interests, in connection with any registration of shares of Common Stock held by Laurence Levy or Edward Levy and their respective affiliates.  Following October 31, 2010, Messrs. Schad, Kroll, Erwin and O’Rourke will have piggyback registration rights with respect to such shares in connection with any registration of shares of Common Stock and the holders of 50% of the shares of Common Stock issuable upon exchange of the Retained Interests held by Messrs. Schad, Kroll, Erwin and O’Rourke will be entitled to one demand that the Company register their shares Common Stock.

Holders of the Company’s Unit purchase options (described below), are entitled to registration rights with respect to such unit purchase options (including the Units, Common Stock and warrants underlying the Units, and the Common Sock underlying the warrants) pursuant to an agreement with the Company. The holders of the majority of these options and/or the underlying Units and/or underlying shares of Common Stock are entitled to make one demand that the Company register such securities. The holders of the majority of these securities can elect to exercise these registration rights at any time until the fifth anniversary of the effective date of the Company’s initial public offering.   In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by the Company until the seventh anniversary of the effectiveness of the Company’s initial public offering.

Lock-Up Agreements

In connection with the acquisition of Essex Crane, each of Ronald Schad, Martin Kroll, William Erwin and William O’Rourke executed Lock-Up Agreements.  Pursuant to the Lock-up Agreements, Messrs. Schad, Kroll Erwin and O’Rourke agreed, for a period of two years commencing on the October 31, 2008, not to sell, pledge or otherwise transfer or dispose of the shares of Common Stock acquired by them prior to completion of the acquisition or issuable to them upon exchange of their retained interests.

The restrictions set forth in the Lock-up Agreement are subject to certain exceptions for transfers to members of each holder’s immediate family (or to trusts for the exclusive benefit of the holder and/or members of his immediate family). In addition, the term of the Lock-Up Agreement will be reduced in the event that, prior to the expiration of such two-year period, Laurence Levy and/or Edward Levy (or their respective affiliates) transfer to a third party (other than an immediate family member or a trust for the exclusive benefit of the holder and/or immediate family members) any Common Stock or Warrants acquired by either of them prior to or in connection with the Company’s initial public offering.

Compensatory Shares

In August, 2009, the Company implemented a temporary salary reduction program pursuant to which the Company’s chief executive officer, members of the Company’s senior management and other key managers receiving salaries elected to reduce the amount of their salaries paid in cash in exchange for fully vested common shares that are temporarily restricted from sale valued at approximately 42% of the reduced cash compensation.

Unit Purchase Option

The Company sold an option to purchase 600,000 of the Company’s units at an exercise price of $8.80 per Unit was sold to EarlyBirdCapital, Inc. in connection with its underwriting of the Company’s initial public offering.

Other Agreements

In connection with its initial public offering and the appointment of a warrant agent for its publicly traded Warrants, the Company entered into a Warrant Agreement with Continental Stock Transfer & Trust Company (“Continental”). The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Warrants.

The Company has retained Continental to act as the Depositary and Morrow & Co., LLC (“Morrow”) to act as the Information Agent. Morrow may contact warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. Each of Continental and Morrow will receive reasonable and customary compensation for its services in connection with the Company’s Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.           FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference the Company’s financial statements for (i) the fiscal years ended December 31, 2009 and 2008, that were furnished in the Company’s Annual Report on Form 10-K  filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2010 and (ii) the fiscal quarter ended March 31, 2010 that were furnished in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 4, 2010.

The full text of all such filings with the SEC referenced above, as well as the other documents the Company has filed with the SEC prior to, or will file with the SEC subsequent to, the filing of this Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

Summary Financial Information

The following is a summary of selected statement of income data, balance sheet data and ratio of earnings to fixed charges for each period indicated. The selected financial data for the years ended December 31, 2009 and 2008 are derived from the Company’s audited financial statements and related notes.  In addition, the selected financial data for the three month period ended March 31, 2010 are derived from the Company’s  Form 10-Q filed with the SEC on May 4, 2010.

The selected financial data presented below should be read in conjunction with the Company’s consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

Summary Statement of Operations Data

	Essex Rental Corp. (successor)				Essex Holdings LLC (predecessor)
	Three months ended March 31, 2010	Three months ended March 31, 2009	Year ended December 31, 2009	Year ended December 31, 2008 (1)	Ten Months Ended October 31, 2008 (2)
	(unaudited)	(unaudited)

Total Revenues	$8,307,309	$17,348,147	$52,084,392	$14,872,789	$70,978,557
Total Cost of Revenues	$7,116,067	$9,036,907	$32,900,942	$7,055,992	$29,545,082
Gross Profit	$1,191,242	$8,311,240	$19,183,450	$7,816,797	$41,433,475
Selling, general, administrative and other expenses	$2,691,783	$3,316,108	$11,329,156	$4,185,375	$13,762,884
Goodwill Impairment	–	–	–	$23,895,733	–
Income (loss) from operations	$(1,500,541)	$4,995,132	$7,854,294	$(20,264,311)	$27,670,591
Interest Income	$105	$33	$643	$1,405,637	–
Interest Expense	$(1,619,721)	$(1,679,719)	$(6,681,740)	$(1,124,398)	$(7,666,179)
Interest rate swap	–	–	–	–	$(524,259)
Income (loss) before taxes	$(3,120,157)	$3,315,446	$1,173,197	$(19,983,072)	$19,480,153
Net Income (loss)	$(1,987,739)	$2,050,023	$1,195,806	$(11,917,121)	$11,417,074
Weighted average shares outstanding
Basic	14,126,041	14,108,099	14,110,789	13,517,010
Diluted	14,126,041	14,108,099	15,805,191	13,517,010
Net earnings (loss) per share
Basic	$(0.14)	$0.15	$0.08	$(0.88)
Diluted	$(0.14)	$0.15	$0.08	$(0.88)

(1) The Company’s financial results for the year ended 2008 include the operations of Essex Crane for the two month post acquisition period.

(2) The acquisition of Essex Holdings LLC by the Company was consummated on October 31, 2008. Accordingly, the accompanying summary statement of operations data for the ten months ended October 31, 2008 reflects the consolidated results of operations of Essex Holdings LLC and Essex Crane Rental Corp. for such period, prior to the closing of the acquisition.

Summary Balance Sheet Data

	Essex Rental Corp.
	March 31, 2010	December 31, 2009	December 31, 2008
	(unaudited)
Cash and cash equivalents	$152,876	$199,508	$139,000
Total current assets	$10,611,571	$11,100,167	$16,957,284
Rental equipment, net	$260,226,846	$260,767,678	$255,692,116
Other non-current assets	$13,920,666	$14,595,312	$17,349,110
Total assets	$284,759,083	$286,463,157	$289,998,510
Total current liabilities	$17,897,068	$15,146,529	$13,883,446
Long-term debt	$130,683,870	$131,919,701	$137,377,921
Other long-term liabilities	$64,338,515	$65,258,896	$66,691,386
Total liabilities	$212,919,453	$212,325,126	$217,952,753
Common stock	$1,414	$1,412	$1,410
Paid in capital	$84,782,662	$84,589,119	$84,383,579
Total stockholders’ equity	$71,839,630	$74,138,031	$72,045,757
Book value per common share (unaudited)	$5.08	$5.25	$5.11

Ratio of Earnings to Fixed Charges

					Essex Holdings LLC
	Essex Rental Corp. (Successor)				(Predecessor)
	Three Months Ended March 31,		Year Ended December 31,		Ten Months Ended
	2010	2009	2009	2008 (1)	October 31, 2008

Fixed Charges:

Interest expense	$1,616,896	$1,677,495	$6,668,456	$1,122,027	$7,628,050
Deferred financing costs	2,825	2,224	13,284	2,371	38,129

Total fixed charges:	1,619,721	1,679,719	6,681,740	1,124,398	7,666,179

Earnings:

Add:
Income (loss) before income taxes	(3,120,157)	3,315,446	1,173,197	(19,983,072)	19,480,153
Fixed charges (calculated above)	1,619,721	1,679,719	6,681,740	1,124,398	7,666,179

Total earnings	$(1,500,436)	$4,995,165	$7,854,937	$(18,858,674)	$27,146,332

Ratio of Earnings to Fixed Charges	(0.93)	2.97	1.18	(16.77)	3.54

Dollar deficiency	3,120,157	N/A	N/A	19,983,072	N/A

(1) The Company recorded a $23.9 million goodwill impairment charge during the quarter ended December 31, 2008.

10.           TERMINATION; AMENDMENTS; CONDITIONS

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. Federal securities laws.

The minimum period during which an offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions to the Offer are:

(A)
there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer;

(B)
there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company’s reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the Warrants; and

(C)
the weighted average trading price of the Common Stock for the period beginning on May 5, 2010 and ending on June 4, 2010 (weighted based on the volume of each trade during such period) is not below $6.40.

We may, at the Board’s discretion, terminate the Offer if any of the conditions to the Offer are not satisfied prior to the Expiration Date.

11.           U.S. FEDERAL INCOME TAX CONSEQUENCES

A.           General

The following summary describes the material U.S. federal income tax considerations of the acquisition and ownership of Common Stock to holders who hold such Common Stock as capital assets and who acquire such Common Stock upon the exercise of their Warrants that they also held as capital assets. This description also addresses the material U.S. federal income tax considerations of the Offer to holders of the Warrants. This description does not purport to address the potential tax considerations that may be material to a holder based on his or her particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•	holders that hold Common Stock or Warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes;

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

•	holders that actually or constructively own or will own 10 percent or more of our voting stock; or

•	a Non-U.S. Holder (as defined below) that is a U.S. expatriate, an “expatriated entity”, ‘‘controlled foreign corporation’’ or ‘‘passive foreign investment company.’’

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition and ownership of Common Stock or Warrants. Holders should consult their tax advisors with respect to the application of the U.S. tax laws to their particular situation.

This description is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein. For purposes of this description, a holder of Common Stock or Warrants is a “U.S. Holder” if such holder is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or an entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) its administration is subject to the primary supervision of a court within the United States and (b) one or more United States persons have the authority to control all of its substantial decisions.

A Non-U.S. Holder is a holder of Common Stock or Warrants (other than a partnership or other pass through entity) that is not a U.S. Holder. If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the Common Stock or Warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

B.           The Offer

If you participate in the Offer in accordance with the procedures set forth in this Offer, we intend to treat your participation for U.S. federal income tax purposes in the following manner:  If you elect to tender existing Warrants for exercise on a cashless basis, we will treat the transaction as a ‘‘recapitalization’’ exchange of the existing Warrant for Common Stock. The consequences of the recapitalization characterization would be that (i) the exchange of existing Warrants for Common Stock would not cause recognition of gain or loss, (ii) your tax basis in the new Common Stock received in the exchange would be equal to your tax basis in your existing Warrants given in the exchange, and (iii) your holding period for the Common Stock received in the exchange will include your holding period for the surrendered Warrants.

If you do not participate in the Offer, we intend to treat the Offer as not resulting in any U.S. federal income tax consequences to you.

The remainder of this summary assumes such treatment of participating and non-participating holders. However, because the federal tax consequences of the Offer are unclear, there can be no assurance in this regard and alternative characterizations are possible that would require you to recognize taxable income. For example, if you are a participating holder, it is possible that the addition of an exchange exercise feature could be treated as resulting in taxable gain from the exchange of existing Warrants for new warrants. In addition, the holding period for Common Stock received upon an exchange exercise could be treated as beginning on the day following the date of the exchange (and not including the holding period of the surrendered Warrants). Counsel will not render an opinion on the U.S. federal income tax consequences of the Offer or a holder’s participation in the Offer. You are urged to consult your tax advisor regarding the potential tax consequences of the Offer to you in your particular situation, including the consequences of possible alternative characterizations.

Assuming the recapitalization treatment described above, if you are a participating holder, you will be required to file with your U.S. federal income tax return for the year in which the exchange occurs a statement setting forth certain information relating to your existing Warrants (including tax basis information) and the Common Stock that you receive in exchange for your existing Warrants, and to maintain permanent records containing such information.

C.           U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the Company’s Common Stock applicable to U.S. Holders, subject to the limitations described above.

Ownership of Common Stock

Distributions of cash or property that the Company pays to you with respect to its Common Stock will be includible in your income as dividend income to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, such dividends will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by the Company to certain non-corporate U.S. holders (including individuals), with respect to taxable years beginning on or before December 31, 2010, are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals, provided that the holder receiving the dividend satisfies applicable holding period and other requirements. If the amount of a distribution exceeds the Company’s current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in such Holder’s Common Stock, and thereafter will be treated as capital gain.

Dispositions of Common Stock

Upon a sale, exchange or other taxable disposition of shares of the Company’s Common Stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and such Holder’s adjusted tax basis in its shares of Common Stock.  Such capital gain or loss will be long-term capital gain or loss if such Holder has held such Common Stock for more than one year at the time of disposition.  The deductibility of capital losses is subject to limitations under the Code.

U.S. Backup Withholding Tax and Information Reporting Requirements

Information reporting generally will apply to payments of dividends on the Common Stock and proceeds from the sale or exchange of Common Stock or Warrants made within the United States to a U.S. Holder, other than an exempt recipient (including a corporation), a payee that is not a United States person that provides an appropriate certification, and certain other persons.  If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

D.           Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of the Company’s Common Stock applicable to Non-U.S. Holders, subject to the limitations described above.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of the Company’s Common Stock will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a Non-U.S. Holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Ownership of Common Stock

Distributions of cash or property that the Company pays in respect of its Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of the Company’s Common Stock. If the amount of a distribution exceeds its current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in its Common Stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of the Company’s Common Stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Dispositions of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Common Stock unless:

•	the gain is U.S. trade or business income;

•
the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions (in which case, such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources); or

•
the Company is or has been a “U.S. real property holding corporation” (a “USRPHC”) under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for the Common Stock (in which case, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income).

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If the Company is determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of the Company’s Common Stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the Common Stock, provided that the Common Stock is regularly traded on an established securities market. The Company does not believe that it is currently a USRPHC, and it does not anticipate becoming a USRPHC in the future. However, no assurance can be given that the Company will not be a USRPHC, or that its Common Stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of the Company’s Common Stock.

U.S. Backup Withholding Tax and Information Reporting Requirements

The Company must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of Common Stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person.

The payment of the proceeds from the disposition of the Company’s Common Stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the Company’s Common Stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the Company’s Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of Common Stock).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

12.          RISK FACTORS; FORWARD-LOOKING STATEMENTS

An investment in the Company’s Common Stock involves a high degree of risk.  You should carefully consider the following material risks before you decide to buy the Company’s Common Stock.  If any of the following risks actually occur, the Company’s business, results of operations and financial condition would likely suffer.  In these circumstances, the market price of the Company’s Common Stock could decline and you may lose all or part of your investment.

The market price of our Common Stock could fluctuate between the date the Offer is commenced and the date on which Common Stock is issued to Warrant holders.

The market price of our Common Stock will fluctuate between the date the Offer commences, the Expiration Date and the date on which Common Stock is issued to tendering Warrant holders.  Accordingly, the market price of such shares of Common Stock upon settlement of the Offer could be less than the market price considered by the Warrant holder when determining to tender Warrants.

The value of the Common Stock that you receive may fluctuate.

We are offering shares of our Common Stock and cash in exchange for validly tendered Warrants. The price of our Common Stock may fluctuate widely in the future. If the market price of our Common Stock declines, the value of the shares you will receive in exchange for your Warrants will decline. The trading value of our Common Stock could fluctuate depending upon any number of factors, including those specific to us and those that influence the trading prices of equity securities generally, many of which are beyond our control.   There can be no assurance that tendering your Warrants will put you in a better financial position than you would be in if you continued to hold your Warrants following the Expiration Date.

Following completion of the Offer, there will be less liquidity in the market for non-tendered Warrants, and the market prices for non-tendered Warrants may therefore decline.

If the Offer is consummated, the number of outstanding Warrants will be reduced, perhaps substantially, which would likely adversely affect the liquidity of non-tendered Warrants. An issue of securities with a small number available for trading, or float, generally commands a lower price than does a comparable issue of securities with a greater float. Therefore, the market price for Warrants that are not validly tendered in the Offer may be adversely affected. The reduced float also may tend to make the trading prices of Warrants that are not exchanged more volatile.

Our business may be adversely affected by changing economic conditions beyond our control, including decreases in construction or industrial activities.

The heavy crane rental industry’s revenues are closely tied to conditions in the end markets in which Essex Crane’s customers operate and more broadly to general economic conditions.  Essex Crane’s products are used primarily in infrastructure-related projects and other non-residential construction projects in a variety of industries (including the power, transportation infrastructure, petrochemical, municipal construction and industrial and marine industries).  Consequently, the economic downturn, and particularly the weakness in Essex Crane’s end markets may lead to a significant decrease in demand for its equipment or depress equipment rental and utilization rates and the sales prices for equipment we sell.  During periods of expansion in Essex Crane’s end markets, Essex Crane generally has benefited from increased demand for its products.  Conversely, during recessionary periods in Essex Crane’s end markets, Essex has been adversely affected by reduced demand for its products.  Weakness in Essex Crane’s end markets, such as a decline in non-residential construction, infrastructure projects or industrial activity, may in the future lead to a decrease in the demand for Essex Crane’s equipment or the rental rates or prices it can charge.  Factors that may cause weakness in Essex Crane’s end markets include but are not limited to:

•	slowdowns in non-residential construction in the geographic regions in which Essex Crane operates;

•	reductions in corporate spending for plants, factories and other facilities; and

•	reductions in government spending on highways and other infrastructure projects.

Future declines in non-residential construction, infrastructure projects and industrial activity could adversely affect Essex Crane’s operating results by decreasing its revenues and profit margins.  Continued weakness or further deterioration in the non-residential construction and industrial sectors caused by these or other factors could have a material adverse effect on our financial position, results of operations and cash flows in the future and may also have a material adverse effect on residual values realized on the disposition of our rental fleet.  Declines in Essex Crane’s order backlog should be considered as an indication of a decline in the strength of the non-residential construction markets.

The current worldwide economic downturn may have an adverse impact on our business and financial condition in ways that we currently cannot predict.

The current worldwide economic downturn — which has included, among other things, significant reductions in available capital and liquidity from banks and other providers of credit, substantial reductions and/or fluctuations in equity and currency values worldwide and concerns that the worldwide economy may enter into a prolonged recessionary period — make it increasingly difficult for us, our customers and our suppliers to accurately forecast future product demand trends, which could reduce the utilization rate of our fleet.  Alternatively, this forecasting difficulty could cause a shortage of equipment available for rental that could result in an inability to satisfy demand for our products and a loss of market share.

Fluctuations in the stock market, as well as general economic and market conditions, may impact the market price of our securities.

The market price of our securities have been and may be subject to significant fluctuations in response to general economic changes and other factors including, but not limited to:

•	variations in our quarterly operating results or results that vary from investor expectations;

•	changes in the strategy and actions taken by our competitors, including pricing changes;

•
securities analysts’ elections to not cover our common stock, or, if analysts do elect to cover our common stock, changes in financial estimates by analysts, or a downgrade of our common stock or of our sector by analysts;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	loss of a large supplier;

•	investor perceptions of us and the equipment rental and distribution industry;

•	our ability to successfully integrate acquisitions and consolidations; and

•	national or regional catastrophes or circumstances and natural disasters, hostilities and acts of terrorism.

Broad market and industry factors may materially reduce the market price of our securities, regardless of our operating performance.  In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies.  These fluctuations, as well as general economic and market conditions, including to those listed above and others, may harm the market price of our securities.

We are dependent upon key personnel whose loss may adversely impact Essex Crane’s business and our results of operations.

We depend on the expertise, experience and continued services of Essex Crane’s senior management employees, especially Ronald Schad, Essex Crane’s and the Company’s President and Chief Executive Officer, Martin Kroll, Essex Crane’s and the Company’s Chief Financial Officer and Essex Crane’s Senior Vice President, William Erwin, Essex Crane’s Vice President Operations and Customer Support and William O’Rourke, Essex Crane’s Vice President Sales and Account Management.  Mr. Schad has acquired specialized knowledge and skills with respect to Essex Crane and its operations and most decisions concerning the business of Essex Crane will be made or significantly influenced by him.  The loss of Mr. Schad, Mr. Kroll, Mr. Erwin or Mr. O’Rourke or other senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect us.  We seek to compensate and incentivize our key executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to retain key employees or hire new key employees.  As a result, if Messrs. Schad, Kroll, Erwin, and/or O’Rourke were to leave Essex Crane, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successors obtain the necessary training and experience.  In connection with the acquisition, we entered into three-year employment agreements with each of Messrs. Schad, Kroll, Erwin and O’Rourke.  However, there can be no assurance that the terms of these employment agreements will be sufficient to retain Messrs. Schad, Kroll, Erwin and/or O’Rourke.

Our dependence on a small number of crane manufacturers poses a significant risk to our business and prospects.

Essex Crane’s crane fleet has historically been comprised of only Manitowoc and Liebherr crawler cranes. Given Essex Crane’s reliance on two manufacturers for its entire fleet of crawler cranes, and limited alternative sources of crawler cranes, if either of these manufacturers were unable to meet expected manufacturing timeframes due to, for example, natural disasters or labor strikes, Essex Crane may experience a significant increase in lead times to acquire new equipment or may be unable to acquire such equipment at all.  Any inability to acquire the model types or quantities of new equipment on a timely basis to replace older, less utilized equipment would adversely impact our future financial condition or results of operations.

In addition, Essex Crane has developed strong relationships with Manitowoc and Liebherr.  There can be no assurance that Essex Crane will be able to maintain its relationships with these suppliers.  Termination of Essex Crane’s relationship with these suppliers could materially and adversely affect our business, financial condition or results of operations if such termination resulted in Essex Crane being unable to obtain adequate rental and sales equipment from other sources in a timely manner or at all.

The cost of new equipment Essex Crane uses in its rental fleet may increase, which may cause us to spend significantly more for replacement equipment, and in some cases we may not be able to procure equipment at all due to supplier constraints.

Essex Crane’s business model is capital intensive and requires significant continual investment in new cranes to meet customer demand.  As a result, our financial condition and results of operations may be significantly impacted by a material change in the pricing of new cranes that we acquire.  Such changes may be driven by a number of factors which include, but are not limited to:

•	steel prices – due to the high tensile steel component of the cranes, significant changes in the price of steel can materially change the cost of acquiring a crane;

•	global demand – the market for crawler cranes is global and significant growth in overseas demand for cranes could materially increase the cost of new cranes regardless of US economic conditions;

•
inflation – overall inflationary conditions in the US may impact the operating costs of one of Essex Crane’s key crane suppliers and therefore impact crane pricing for customers such as Essex Crane; and

•
currency fluctuations – as one of our principal suppliers is based in Europe, devaluation of the US dollar (as compared to the Euro) may materially increase the cost of acquiring cranes and attachments; conversely, inflation of the value of the US dollar may adversely affect Essex Crane’s revenues from international sales of used cranes and attachments.

While Essex Crane can manage the size and aging of its fleet generally over time, eventually it must replace older equipment in its fleet with newer models.  We would be adversely impacted if Essex Crane were unable to procure crawler cranes to allow it to replace our older and smaller capacity crawler cranes over time as anticipated.

If we are unable to obtain additional capital as required, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing equipment and to acquiring new rental locations.

Our ability to compete, sustain our growth and expand our operations through new locations largely depends on access to capital.  If the cash we generate from Essex Crane’s business, together with cash on hand and cash that we may borrow under Essex Crane’s credit facility or short-term debt obtained by Essex Finance is not sufficient to implement our growth strategy and meet our capital needs, we will require additional financing.  However, we may not succeed in obtaining additional financing on terms that are satisfactory to us or at all.  In addition, our ability to obtain additional financing collateralized by Essex Crane’s assets an Essex Crane’s ability to obtain additional financing on a secured or unsecured basis are restricted by Essex Crane’s credit facility.  If we are unable to obtain sufficient additional capital in the future, we may be unable to fund the capital outlays required for the success of our business, including those relating to purchasing cranes and attachments and to new service locations or storage yards.  Furthermore, any additional indebtedness that we do incur may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

If we are successful in our efforts to expand our operations, through new locations, acquisitions or additional equipment, such expansion may result in risks and costs associated with business start-up and integration.

The opening of new service locations or storage yards or the completion of any future acquisitions of other equipment rental companies may result in significant start-up or transaction expenses and risks associated with entering new markets in which we have limited or no experience.  New service locations and storage yards require significant up-front capital expenditures and may require a significant investment of our management’s time to successfully commence operations.  New locations may also require a significant amount of time to provide an adequate return on capital invested, if any.  In addition, in the event that Essex Crane were to acquire different types of cranes and attachments than those it currently rents, or different classes of rental equipment, there can be no assurance that our customers would choose to rent such items from us or would do so at such rates or on such terms, that would be acceptable to us.

Our ability to realize the expected benefits from any future acquisitions of other equipment rental companies depends in large part on our ability to integrate and consolidate the new operations with our existing operations in a timely and effective manner.  In addition, we may fail or be unable to discover certain liabilities of any acquired business, including liabilities relating to noncompliance with environmental and occupational health and safety laws and regulations.  Any significant diversion of management’s attention from our existing operations, the loss of key employees or customers of any acquired business, or any major difficulties encountered in opening new locations or integrating new operations could have an adverse effect on our business, financial condition or results of operations.

The crane rental industry is competitive.

The crane rental industry is highly fragmented and is served by companies who focus almost exclusively on crane and lifting equipment rental.  Essex Crane competes directly with regional, and local crane rental companies and a limited number of national crane rental companies (including ALL Erection & Crane, Lampson International and Maxim Crane Works).  There can be no assurance that Essex will not encounter increased competition from existing competitors or new market entrants (including a newly-formed competitor created by consolidating several existing regional competitors) that may be significantly larger and have greater financial and marketing resources.

Our management believes that rental rates, fleet availability and size and quality are the primary competitive factors in the crane rental industry.  From time to time, Essex Crane or its competitors may attempt to compete aggressively by lowering rental rates or prices or offering more favorable rental terms.  Competitive pressures could adversely affect our revenues and operating results by decreasing Essex Crane’s market share or depressing the rental rates.  To the extent Essex Crane lowers rental rates, offers different rental terms or increases its fleet in order to retain or increase market share, Essex Crane’s operating margins would be adversely impacted.

Our status as a public company may be a competitive disadvantage.

We are and will continue to be subject to the disclosure and reporting requirements of applicable US securities laws and rules promulgated by The NASDAQ Stock Market.   Many of Essex’s principal competitors are not subject to these disclosure and reporting requirements or the NASDAQ rules.  As a result, we may be required to disclose certain information and expend funds on disclosure and financial and other controls that may put Essex Crane at a competitive disadvantage to its principal competitors.

We may encounter substantial competition in our efforts to expand our operations.

An element of our growth strategy is to continue to expand by opening new service centers and equipment storage yards.  The success of our growth strategy depends in part on identifying sites for new locations at attractive prices.  Zoning restrictions may in the future prevent Essex Crane from being able to open new service centers or storage yards at sites it has identified.  We may also encounter substantial competition in our efforts to acquire other crane rental companies, which may limit the number of acquisition opportunities and lead to higher acquisition costs.

Our internal controls over financial reporting may be deficient in certain respects and require remedial measures in order to ensure our ability to comply with financial reporting laws and regulations and to publish accurate financial statements.

Our internal controls over financial reporting may be deficient in certain respects and such deficiencies could adversely affect our ability to record, process, and summarize and report financial data consistent with the assertions of management in the financial statements.  Any failure to effectively address any such deficiency could disrupt our ability to process key components of our result of operations and financial condition timely and accurately and cause us to fail to meet our reporting obligations under rules of the Securities and Exchange Commission.

The crane rental industry has inherent operational risks that may not be adequately covered by Essex Crane’s insurance.

Essex Crane may not be adequately insured against all risks and there can be no assurance that its insurers will pay a particular claim.  Even if its insurance coverage is adequate to cover its losses, Essex Crane may not be able to timely obtain a replacement crane in the event of a loss.  Furthermore, in the future, Essex Crane may not be able to obtain adequate insurance coverage at reasonable rates for its fleet.  Essex Crane’s insurance policies will also contain deductibles, limitations and exclusions which, although management believes are standard in the heavy lift crane rental industry, may nevertheless increase its costs.  Moreover, certain accidents or other occurrences may result in intangible damages (such as damage to our reputation) for which insurance may not provide an adequate remedy.

Essex Crane may not be able to renew its insurance coverage on terms favorable to it that could lead to increased costs in the event of future claims.

When Essex Crane’s current insurance policies expire, it may be unable to renew such coverage upon terms acceptable to it, if at all.  If Essex Crane is able to renew Essex Crane’s coverage it expects that the premium rates and deductibles may increase as a result of general rate increases for this type of insurance as well as its historical claims experience and that of Essex Crane’s competitors in the industry.  If we cannot obtain insurance coverage, it could adversely affect Essex Crane’s business by increasing its costs with respect to any claims.  Additionally, existing or future claims may exceed the level of Essex Crane’s present insurance, and its insurance may not continue to be available on economically reasonable or desirable terms, if at all.

Essex Crane may not be able to generate sufficient cash flows to meet its debt service obligations.

Essex Crane’s ability to make payments on its indebtedness will depend on its ability to generate cash from its future operations.  As of December 31, 2009, Essex Crane has a revolving credit facility which provides for an aggregate debt facility of $190.0 million of which $131.9 million is outstanding.  This facility is secured by a first priority lien on all of Essex Crane’s assets and, in the event of default, the lenders generally would be entitled to seize the collateral.  In the event of a prolonged economic downturn, Essex Crane’s business may not generate sufficient cash flow from operations or from other sources to enable it to repay its indebtedness and to fund its other liquidity needs, including capital expenditure requirements and may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all.  If Essex Crane cannot service or refinance its indebtedness, we may have to take actions such as asset divestitures, seeking additional equity or reducing or delaying capital expenditures, any of which could have an adverse effect on our operations.  Additionally, Essex Crane may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

In the event we incur further debt obligations in relation to acquisitions, or for any other purpose, the exposure to the risks outlined above will increase accordingly.

Essex Crane’s loan agreements contain restrictive covenants that will limit Essex Crane’s corporate activities.

Essex Crane’s loan agreements impose operating and financial restrictions that will limit Essex Crane’s ability to:

•	create additional liens on their assets;

•	make investments and capital expenditures above a certain threshold;

•	incur additional indebtedness;

•	engage in mergers or acquisitions;

•	pay dividends or redeem outstanding capital stock;

•	sell any of Essex Crane’s cranes or any other assets outside the ordinary course of business; and

•	change its business.

Essex Crane will need to seek permission from its lender in order for Essex Crane to engage in some corporate actions.  Essex Crane’s lender’s interests may be different from those of Essex Crane, and no assurance can be given that Essex Crane will be able to obtain its lender’s permission when needed.  This may prevent Essex Crane from taking certain actions that are in its best interests.

Essex Crane is subject to numerous environmental laws and regulations that may result in its incurring unanticipated liabilities, which could have an adverse effect on our operating performance.

Federal, state and local authorities subject Essex Crane’s facilities and operations to requirements relating to environmental protection. These requirements can be expected to change and expand in the future, and may impose significant capital and operating costs on Essex Crane’s business.

Environmental laws and regulations govern, among other things, the discharge of substances into the air, water and land, the handling, storage, use and disposal of hazardous materials and wastes and the cleanup of properties affected by pollutants. If Essex Crane violates environmental laws or regulations, it may be required to implement corrective actions and could be subject to civil or criminal fines or penalties. There can be no assurance that Essex Crane will not have to make significant capital expenditures in the future in order to remain in compliance with applicable laws and regulations or that Essex Crane will comply with applicable environmental laws at all times. Such violations or liability could have an adverse effect on our business, financial condition and results of operations. Environmental laws also impose obligations and liability for the investigation and cleanup of properties affected by hazardous substance spills or releases. Essex Crane can be subject to liability for the disposal of substances which it generates and for substances disposed of on property which it owns or operates, even if such disposal occurred before its ownership or occupancy. Accordingly, Essex Crane may become liable, either contractually or by operation of law, for investigation, remediation and monitoring costs even if the contaminated property is not presently owned or operated by Essex Crane, or if the contamination was caused by third parties during or prior to Essex Crane’s ownership or operation of the property. In addition, because environmental laws frequently impose joint and several liability on all responsible parties, Essex Crane may be held liable for more than its proportionate share of environmental investigation and cleanup costs. Contamination and exposure to hazardous substances can also result in claims for damages, including personal injury, property damage, and natural resources damage claims. Some of Essex Crane’s properties contain, or previously contained, above-ground or underground storage tanks and/or oil-water separators. Given the nature of Essex Crane’s operations (which involve the use and disposal of petroleum products, solvents and other hazardous substances for fueling and maintaining its cranes, attachments and vehicles) and the historical operations at some of its properties, Essex Crane may incur material costs associated with soil or groundwater contamination. Future events, such as changes in existing laws or policies or their enforcement, or the discovery of currently unknown contamination, may give rise to remediation liabilities or other claims that may be material.

Environmental requirements may become stricter or be interpreted and applied more strictly in the future. In addition, Essex Crane may be required to indemnify other parties for adverse environmental conditions that are now unknown to us. These future changes or interpretations, or the indemnification for such adverse environmental conditions, could result in environmental compliance or remediation costs not anticipated by us, which could have a material adverse effect on our business, financial condition or results of operations.

Essex Crane is subject to numerous occupational health and safety laws and regulations that may result in it incurring unanticipated liabilities, which could have an adverse effect on our operating performance.

Essex Crane’s operations are subject to federal, state and local laws and regulations pertaining to occupational safety and health, most notably standards promulgated by the Occupational, Safety and Health Administration, or OSHA. Essex Crane is subject to various OSHA regulations that primarily deal with maintaining a safe work-place environment. OSHA regulations require Essex Crane, among other things, to maintain documentation of work-related injuries, illnesses and fatalities and files for recordable events, complete workers compensation loss reports and review the status of outstanding worker compensation claims, and complete certain annual filings and postings. Essex Crane may be involved from time to time in administrative and judicial proceedings and investigation with these governmental agencies, including inspections and audits by the applicable agencies related to its compliance with these requirements.

To date, Essex Crane’s compliance with these and other applicable safety regulations has not had a material effect on its, Holdings’ or our results of operations or financial condition. Essex Crane’s failure, however, to comply with these and other applicable requirements in the future could result in fines and penalties to Essex Crane and require it to undertake certain remedial actions or be subject to a suspension of its business, which, if significant, could materially adversely affect our business or results of operations. Moreover, Essex Crane’s mere involvement in any audits and investigations or other proceedings could result in substantial financial cost to us and divert our management’s attention. Several recent highly-publicized accidents involving cranes (none of which involved cranes or attachments provided by Essex Crane) could result in more stringent enforcement of work-place safety regulations, especially with respect to companies which rent older cranes and attachments. Additionally, future events, such as changes in existing laws and regulations, new laws or regulations or the discovery of conditions not currently known to Essex Crane, may give rise to additional compliance or remedial costs that could be material.

Safety requirements may become stricter or be interpreted and applied more strictly in the future. These future changes or interpretations could have a material adverse effect on our business, financial condition or results of operations.

There are a substantial number of shares of our common stock available for resale in the future that may cause a decrease in the market price of our common stock.

In connection with our acquisition of Essex Crane, Holdings issued its Class A Membership Interests to members of Essex Crane’s senior management.  Such membership interests may be exchanged for up to an aggregate of 632,911 shares of our common stock, subject to certain adjustments. We have granted registration rights to Essex Crane’s senior management with respect to the shares of our common stock issuable upon exchange of the Retained Interests, which entitle Essex Crane’s senior management to file a registration statement with respect to such shares under certain circumstances, including upon demand after the October 31, 2010.  We also expect to file a registration statement with respect to the 1,272,500 shares of our common stock held by Kirtland Capital Company III LLC and Kirtland Capital Partners III LP at such time as we and Kirtland believe that market conditions would be conducive to such registration.

In addition, warrants to purchase an aggregate of 13,295,781 shares of our common stock issued to our initial stockholders, purchasers in our initial public offering and EarlyBirdCapital, Inc. (excluding 1,741,719 shares of our common stock that would have been issuable upon exercise of warrants repurchased by us between November 1, 2008 and December 31, 2009) became exercisable upon the closing of the acquisition of Essex Crane.  All of our common stock issuable upon exercise of the warrants will be available for resale upon exercise. Lastly, 2,812,500 shares of our common stock purchased by our initial stockholders prior to our initial public offering were released from escrow in November 2009 and are eligible for resale in the public market subject to compliance with applicable law. Our initial stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow.

The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.  In addition, upon exercise of options and warrants to purchase our common stock, the equity interests of our stockholders, as a percentage of the total number of the outstanding shares of common stock, and the net book value of the shares of our common stock will be significantly diluted.

We may issue shares of our common stock and preferred stock to raise additional capital, including to complete a future business combination, which would reduce the equity interest of our stockholders.

Our amended and restated certificate of incorporation authorizes the issuance of up to 40,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. We currently have 10,751,156 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants (net of repurchases), employee stock options and unit purchase options, and the number of shares issuable upon exchange of the Retained Interests) and all of the 1,000,000 shares of preferred stock available for issuance. Although we currently have no other commitments to issue any additional shares of our common or preferred stock, we may in the future determine to issue additional shares of our common or preferred stock to raise additional capital for a variety of purposes, including to complete a future acquisition. The issuance of additional shares of our common stock or preferred stock may significantly reduce the equity interest of stockholders and may adversely affect prevailing market prices for our common stock.

13.           ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

The Company will assess whether it is permitted to make the Offer in all jurisdictions. If the Company determines that it is not legally able to make the Offer in a particular jurisdiction after a good faith effort by the Company to comply with such jurisdiction’s statutes applicable to the Offer, the Company reserves the right to withdraw the Offer in that particular jurisdiction and the Company will inform holders of this decision. If the Company withdraws the Offer in a particular jurisdiction, the Offer will not be made to, nor will exercises or tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

The Board of Directors of the Company recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and holders should consult with personal advisors if holders have questions about their financial or tax situation.

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

Essex Rental Corp.
1110 Lake Cook Road, Suite 220
Buffalo Grove, Illinois 60089
(847) 215-6500

THE DEPOSITARY FOR THE COMPANY’S OFFER IS:
CONTINENTAL STOCK TRANSFER  & TRUST COMPANY
BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE 8TH FLR
NEW YORK, NY 10004

BY FACSIMILE TRANSMISSION:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FACSIMILE: (212) 616-7610
CONFIRM BY TELEPHONE:
(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR THE COMPANY ’ S OFFER IS:

Morrow  & Co., LLC
470 West Avenue
Stamford, CT 06902
(203) 658-9400
Banks and Brokerage Firms, Please Call: (800) 662-5200
Holders Call Toll Free: (800) 607-0088

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY  BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND PHONE NUMBER LISTED ABOVE.
REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY  ALSO BE DIRECTED TO THE INFORMATION AGENT.